Exhibit 99.1

Imation Reports Fourth Quarter 2011 Financial Results

OAKDALE, Minn.--(BUSINESS WIRE)--February 3, 2012--Imation Corp. (NYSE:IMN) today released financial results for the quarter ended December 31, 2011.

The Company reported Q4 2011 net revenue of $342.3 million, down 14.1 percent from Q4 2010, an operating loss of $12.1 million including special charges of $12.3 million, and a diluted loss per share of $0.34. Excluding these charges, Q4 2011 operating income would have been $0.2 million and diluted loss per share would have been $0.14 (see Tables Five and Six for non-GAAP measures).

Imation President and Chief Executive Officer Mark Lucas commented: “Imation continues to execute on its strategic transformation, focusing on growth opportunities in secure and scalable storage and audio and video information (AVI) products.”

“We are pleased with the continued progress we have made in our new product categories. While we saw declines in our lower-margin commodity storage products, our new differentiated products in secure and scalable storage showed encouraging growth. RDX continues its positive momentum, with revenues up nearly 30 percent in the quarter. We are also gaining traction in the early stages of scaling up our new mobile security business. Additionally, we are pleased with the response to our new differentiated AVI products, which we showcased on the floor of the recent International Consumer Electronics Show in Las Vegas.”

“Within our traditional storage products, we saw a slightly higher rate of decline than previous quarters. We have taken pricing actions in our optical business to stabilize gross margins, as stated previously, but this had an impact on short-term revenues. In magnetic tape, we experienced single-digit revenue declines, similar to previous quarters.”

“We are pleased with our gross margin performance, up over Q4 of last year. This improvement reflects our ongoing transition to higher-gross margin products in secure and scalable storage as well as in our AVI product portfolio. We accomplished this despite having to overcome obstacles that included unexpected and significant optical cost increases, and natural disasters that threatened to disrupt our supply chain,” said Lucas.

Lucas continued, “As I look back on my first full year as CEO, I believe we have made solid progress on our transformation. We invested in key technology platforms needed to deliver differentiated security products, acquiring mobile security businesses from ENCRYPTX, MXI Security, and IronKey. We acquired assets of ProStor Systems and are launching a new line of data protection appliances designed specifically for small and medium businesses. In Q4, we also acquired key deduplication technology from Nine Technology, which will further differentiate our storage appliances and enable new cloud-based storage offerings in our scalable storage portfolio. Our AVI product focus is also demonstrating results, including significant growth of our XtremeMac revenues year on year.”

“We are committed to our strategy and are enthusiastic about the progress we are making. Our management team and our employees worldwide are executing on this strategy and remain focused on our goal of returning to revenue growth as we exit 2012,” Lucas concluded.

Q4 2011 Results Compared with Q4 2010

Net revenue for Q4 2011 was $342.3 million, down 14.1 percent from Q4 2010. Net revenue was positively impacted by foreign currency translation of 1.7 percent. From a regional perspective, Americas revenue decreased 12.4 percent, Europe revenue decreased 17.7 percent, North Asia revenue decreased 12.2 percent and South Asia revenue decreased 19.3 percent.

Gross margin for Q4 2011 was 15.0 percent, 17.3 percent excluding inventory write-offs of $7.6 million which were part of the Company’s restructuring programs. Gross margin was positively impacted by higher gross margins in several product categories including secure and scalable storage and audio and video information. Gross margin for Q4 2010 was 12.7 percent, 16.3 percent excluding inventory write offs of $14.2 million which were part of the Company’s restructuring programs.

Selling, general and administrative (SG&A) expenses for Q4 2011 were $52.9 million, up $4.3 million compared with Q4 2010 expenses of $48.6 million due primarily to the additional ongoing SG&A expense related to Imation’s acquired businesses and acquisition related intangible amortization.

Research and development (R&D) expenses for Q4 2011 were $6.0 million, up $2.2 million compared with Q4 2010 expenses of $3.8 million primarily as a result of the Company’s investment to support growth initiatives in secure and scalable storage products as well as audio and video information products.

Restructuring and other charges were $4.7 million in Q4 2011. Restructuring and other charges include $5.0 million related to the Company's previously announced restructuring programs, $0.6 million related to a pension settlement and $1.1 million of acquisition and integration costs, offset by a gain of $2.0 million due to an amendment the Company’s long-term disability plan.

Operating Loss was $12.1 million in Q4 2011 compared with an operating loss of $43.8 million in Q4 2010. Excluding the special charges described in Tables Five and Six for non-GAAP measures, adjusted operating income would have been $0.2 million in Q4 2011 compared with adjusted operating income on the same basis of $12.4 million in Q4.

Income tax provision was a benefit of $0.7 million in Q4 2011 compared with an income tax provision of $94.9 million in Q4 2010. The 2011 income tax result represents a tax benefit related to the tax provision outside the United States. The Company maintains a valuation allowance related to its U.S. deferred tax assets and, therefore, no tax provision or benefit was recorded related to its 2011 U.S. results. The Q4 2011 tax benefit included a benefit of $5.0 million related to the reversal of a valuation allowance on net operating loss carryforwards in the Netherlands. The Q4 2010 tax provision included a provision of $4.8 million as well as $90.1 million of additional net charges comprised of a deferred tax assets valuation allowance of $105.6 million and $5.1 million for taxes related to cash repatriation, offset by a tax benefit of $20.6 million related to restructuring and other charges.

Loss per diluted share from continuing operations was $0.34 in Q4 2011 compared with a loss per diluted share from continuing operations of $3.63 in Q4 2010. Excluding the special charges described in Tables Five and Six for non-GAAP measures, adjusted loss per diluted share would have been $0.14 in Q4 2011 compared with adjusted earnings per diluted share of $0.22 in Q4 2010 (see Tables Five and Six).

Cash and cash equivalents ending balance was $223.1 million as of December 31, 2011, a decrease of $9.8 million during the quarter driven by payments of $21.0 related to acquisitions.

Webcast and Replay Information

A teleconference is scheduled for 9:00 AM Central Time today, February 3, 2012 and will be available on the Internet on a listen-only basis at www.ir.Imation.com or www.streetevents.com. The Company's quarterly financial results will be discussed.

A taped replay of the teleconference will be available beginning at 2:30 PM Central Time on February 3, 2012 until 11:00 PM Central Time on February 10, 2012 by dialing 855-859-2056 (conference ID 34625900). All remarks made during the teleconference will be current at the time of the teleconference and the replay will not be updated to reflect any subsequent developments.

Description of Tables

Table One - Consolidated Statements of Operations
Table Two - Consolidated Balance Sheets
Table Three - Supplemental Segment and Product Information
Table Four - Operations, Cash Flow and Additional Information
Table Five - Non-GAAP Financial Measures
Table Six - Non-GAAP Financial Measures

Non-GAAP Financial Measures

The Non-GAAP financial measurements (adjusted gross margin, adjusted operating income (loss), adjusted earnings (loss) per diluted share, EBITDA and adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods (see Tables Five and Six). Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

About Imation Corp.

Imation (NYSE: IMN) is a global scalable storage and data security company. The Company's portfolio includes tiered storage and security offerings for business and products designed to manage audio and video information in the home. Imation reaches customers in more than 100 countries through a powerful global distribution network and well recognized brands. Additional information about Imation is available at www.imation.com.

Risk and Uncertainties

Certain information contained in this press release which does not relate to historical information may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause our actual results in the future to differ materially from our historical results and those presently anticipated or projected. We wish to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. Risk factors include our ability to successfully implement our strategy; our ability to grow our business in new products with profitable margins and the rate of revenue decline for certain existing products; the ready availability and price of energy and key raw materials or critical components; our ability to pass along raw materials price increases to our customers; changes in European law or practice related to the imposition or collectability of optical levies; our potential dependence on third parties for new product introductions or technologies in order to introduce our own new products; our ability to introduce new offerings in a timely manner, OEMs and other third parties and the market acceptance of newly introduced product and service offerings; continuing uncertainty in global and regional economic conditions; our ability to identify, integrate and realize the expected benefits from any acquisition which may occur in connection with our strategy; our ability to realize the benefits from our global sourcing and development strategy for magnetic data storage products and the related restructuring; the volatility of the markets in which we operate; foreign currency fluctuations; our ability to source and deliver products to our customers at acceptable quality, volume and cost levels; significant changes in discount rates and other assumptions used in the valuation of our pension plans; changes in tax laws, regulations and results of inspections by various tax authorities; our ability to meet our revenue growth, gross margin and earnings targets; our ability to secure adequate supply of certain high demand products at acceptable prices; changes in the supply and cost of raw materials and key components of our products resulting from the effects of natural disasters including the October 2011 flooding in Thailand; our ability to efficiently source, warehouse and distribute our products globally; a material change in customer relationships or in customer demand for products; the future financial and operating performance of major customers and industries served; our ability to successfully defend our intellectual property rights and the ability or willingness of our suppliers to provide adequate protection against third party intellectual property or product liability claims; the possibility that our long-lived assets or any goodwill that we acquire may become impaired; the outcome of any pending or future litigation; and the volatility of our stock price due to our results or market trends, as well as various factors set forth from time to time in our filings with the Securities and Exchange Commission.

Table One

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Net revenue	$342.3	$398.4	$1,290.4	$1,460.9
Cost of goods sold	290.8	347.8	1,073.7	1,234.5
Gross profit	51.5	50.6	216.7	226.4

Operating expense:
Selling, general and administrative	52.9	48.6	203.7	202.5
Research and development	6.0	3.8	21.0	16.4
Goodwill impairment	-	-	1.6	23.5
Litigation settlement	-	2.6	2.0	2.6
Restructuring and other	4.7	39.4	21.5	51.1
Total	63.6	94.4	249.8	296.1

Operating (loss) income	(12.1)	(43.8)	(33.1)	(69.7)

Other (income) and expense:
Interest income	(0.2)	(0.2)	(0.9)	(0.8)
Interest expense	1.0	0.9	3.7	4.2
Other, net	0.7	(1.6)	7.0	3.3
Total	1.5	(0.9)	9.8	6.7

(Loss) income before income taxes	(13.6)	(42.9)	(42.9)	(76.4)

Income tax provision (benefit)	(0.7)	94.9	3.8	81.9

(Loss) income from continuing operations	(12.9)	(137.8)	(46.7)	(158.3)

Discontinued operations:
(Loss) income from operations of discontinued businesses, net of income taxes	-	-	-	(0.2)

(Loss) income from discontinued operations	-	-	-	(0.2)

Net (loss) income	$(12.9)	$(137.8)	$(46.7)	$(158.5)

(Loss) earnings per common share - basic:
Continuing operations	$(0.34)	$(3.63)	$(1.24)	$(4.19)
Discontinued operations	-	-	-	(0.01)
Net income	(0.34)	(3.63)	(1.24)	(4.19)

(Loss) earnings per common share - diluted:
Continuing operations	$(0.34)	$(3.63)	$(1.24)	$(4.19)
Discontinued operations	-	-	-	(0.01)
Net income	(0.34)	(3.63)	(1.24)	(4.19)

Weighted average shares outstanding
Basic	37.4	38.0	37.7	37.8
Diluted	37.4	38.0	37.7	37.8

Table Two

IMATION CORP.
CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$223.1	$304.9
Accounts receivable, net	234.9	258.8
Inventories	208.8	203.3
Other current assets	49.7	74.2

Total current assets	716.5	841.2

Property, plant and equipment, net	55.4	66.9
Intangible assets, net	321.7	320.4
Goodwill	31.3	-
Other assets	24.4	22.5

Total assets	$1,149.3	$1,251.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$205.2	$219.2
Other current liabilities	151.2	172.3

Total current liabilities	356.4	391.5

Other liabilities	69.2	77.8

Total liabilities	425.6	469.3

Shareholders' equity	723.7	781.7

Total liabilities and shareholders' equity	$1,149.3	$1,251.0

Table Three

IMATION CORP.
SUPPLEMENTAL SEGMENT AND PRODUCT INFORMATION
(Dollars in millions)
(Unaudited)

	Three months ended		Three months ended
	December 31,		December 31,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$168.6	49.3%	$192.5	48.3%	-12.4%
Europe	64.8	18.9%	78.7	19.8%	-17.7%
North Asia	77.6	22.7%	88.4	22.2%	-12.2%
South Asia	31.3	9.1%	38.8	9.7%	-19.3%
Total	$342.3	100.0%	$398.4	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$128.1	37.4%	$161.4	40.5%	-20.6%
Magnetic products	82.7	24.2%	90.2	22.6%	-8.3%
Other traditional storage	9.1	2.7%	15.2	3.8%	-40.1%
Total traditional storage	219.9	64.3%	266.8	66.9%	-17.6%
Secure and scalable storage *	53.8	15.7%	54.5	13.7%	-1.3%
Audio and video information **	68.6	20.0%	77.1	19.4%	-11.0%
Total	$342.3	100.1%	$398.4	100.0%

	Operating Income		Operating Income
	(Loss)	OI %	(Loss)	OI %
Americas	$6.1	3.6%	$9.4	4.9%	-35.1%
Europe	2.5	3.9%	0.6	0.8%	316.7%
North Asia	3.4	4.4%	7.3	8.3%	-53.4%
South Asia	1.7	5.4%	1.0	2.6%	70.0%
Corp/Unallocated (1)	(25.8)	NM	(62.1)	NM	NM
Total	$(12.1)	-3.5%	$(43.8)	-11.0%

	Gross Margin		Gross Margin

Traditional storage	19.1%		18.4%
Secure and scalable storage *	18.0		11.9
Audio and video information **	10.8		12.1
	17.3		16.3
Inventory write-offs related to restructuring programs	(2.2)		(3.6)
Total	15.0%		12.7%

	Twelve months ended		Twelve months ended
	December 31,		December 31,
	2011		2010		% Change
	Revenue	% Total	Revenue	% Total
Americas	$595.9	46.2%	$712.9	48.8%	-16.4%
Europe	248.0	19.2%	289.8	19.8%	-14.4%
North Asia	307.2	23.8%	315.2	21.6%	-2.5%
South Asia	139.3	10.8%	143.0	9.8%	-2.6%
Total	$1,290.4	100.0%	$1,460.9	100.0%

	Revenue	% Total	Revenue	% Total
Traditional storage
Optical products	$511.9	39.7%	$619.3	42.3%	-17.3%
Magnetic products	327.4	25.3%	347.8	23.8%	-5.9%
Other traditional storage	47.7	3.7%	62.8	4.3%	-24.0%
Total traditional storage	887.0	68.7%	1,029.9	70.4%	-13.9%
Secure and scalable storage *	210.1	16.3%	207.5	14.3%	1.3%
Audio and video information **	193.3	15.0%	223.5	15.3%	-13.5%
Total	$1,290.4	100.0%	$1,460.9	100.0%

	Operating Income		Operating Income
	(Loss)	OI %	(Loss)	OI %
Americas	$8.4	1.4%	$36.8	5.2%	-77.2%
Europe	10.3	4.2%	(0.6)	-0.2%	-1816.7%
North Asia	12.5	4.1%	14.9	4.7%	-16.1%
South Asia	4.0	2.9%	4.0	2.8%	0.0%
Corp/Unallocated (1)	(68.3)	NM	(124.8)	NM	NM
Total	$(33.1)	-2.6%	$(69.7)	-4.8%

	Gross Margin		Gross Margin

Traditional storage	19.0%		18.7%
Secure and scalable storage *	15.1		9.7
Audio and video information **	13.0		12.3
	17.5		16.5
Inventory write-offs related to restructuring programs	(0.7)		(1.0)
Total	16.8%		15.5%

NM - Not Meaningful
(1) Corporate and unallocated amounts include inventory write-offs related to restructuring programs, litigation settlement, goodwill impairment, research and development expense, corporate expense, stock-based compensation expense, and restructuring and other charges that are not allocated to the regional markets we serve. We believe this avoids distorting the operating income for the regional segments.

* During Q2 2011 the Company changed the name of the emerging storage product category to secure and scalable storage to better reflect the Company's direction and future product offerings.

** During Q3 2011 the Company changed the name of the electronics and accessories product category to audio and video information to better reflect the Company's direction and future product offerings.

Table Four

IMATION CORP.
OPERATIONS, CASH FLOW AND ADDITIONAL INFORMATION
(Dollars in millions)
(Unaudited)

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	December 31		December 31
	2011	2010	2011	2010
Operations
Gross Profit	$51.5	$50.6	$216.7	$226.4
Gross Margin %	15.0%	12.7%	16.8%	15.5%
Operating (Loss) Income	$(12.1)	$(43.8)	$(33.1)	$(69.7)
Operating (Loss) Income %	-3.5%	-11.0%	-2.6%	-4.8%
Tax Rate %	5.1%	NM	NM	NM

Cash Flow
Net cash (used in) provided by operating activities	$15.3	$48.5	$(16.3)	$151.4
Net cash (used in) provided by investing activities	$(22.2)	$(2.6)	$(54.3)	$(13.1)
Net cash (used in) provided by financing activities	$-	$-	$(9.1)	$(1.0)
Cash and cash equivalents - end of period	$223.1	$304.9	$223.1	$304.9

Capital Spending	$1.2	$2.6	$7.3	$8.3
Depreciation	$2.3	$4.8	$10.7	$18.2
Amortization	$7.2	$5.9	$26.0	$23.6

NM - Not Meaningful

Asset Utilization Information *
			December 31	December 31
			2011	2010

Days Sales Outstanding (DSO)			58	57
Days of Inventory Supply			85	69
Debt to Total Capital			0.0%	0.0%

Other Information

Approximate employee count as of December 31, 2011:				1,130
Approximate employee count as of December 31, 2010:				1,115
Book value per share as of December 31, 2011:				$19.30
Shares used to calculate book value per share (millions):				37.5
Imation did not repurchase shares of its stock during the quarter.
Authorization for repurchase of approximately 1.2 million shares remains outstanding based on latest Board authorization.

*	These operational measures, which we regularly use, are provided to assist in the investor's further understanding of our operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenue that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by an estimate of the inventoriable portion of cost of goods sold expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholders' equity and total debt.

Table Five

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2011			December 31, 2010
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$342.3	$-	$342.3	$398.4	$-	$398.4
Cost of goods sold	290.8	(7.6)	283.2	347.8	(14.2)	333.6
Adjusted gross profit	$51.5	$7.6	$59.1	$50.6	$14.2	$64.8

Adjusted gross margin	15.0%		17.3%	12.7%		16.3%

Operating (loss) income	$(12.1)	$12.3	$0.2	$(43.8)	$56.2	$12.4

Adjusted income tax provision (benefit)	$(0.7)	$4.6	$3.9	$94.9	$(90.1)	$4.8

Adjusted (loss) income from continuing operations	$(12.9)	$7.7	$(5.2)	$(137.8)	$146.3	$8.5

Adjusted (loss) earnings per common share from continuing operations
Diluted	$(0.34)		$(0.14)	$(3.63)		$0.22

Adjusted weighted average shares outstanding
Diluted	37.4		37.4	38.0		38.1

	Twelve Months Ended			Twelve Months Ended
	December 31, 2011			December 31, 2010
	GAAP	Adj *	Non-GAAP	GAAP	Adj *	Non-GAAP
Net revenue	$1,290.4	$-	$1,290.4	$1,460.9	$-	$1,460.9
Cost of goods sold	1,073.7	(9.1)	1,064.6	1,234.5	(14.2)	1,220.3
Adjusted gross profit	$216.7	$9.1	$225.8	$226.4	$14.2	$240.6

Adjusted gross margin	16.8%		17.5%	15.5%		16.5%

Operating (loss) income	$(33.1)	$34.2	$1.1	$(69.7)	$91.4	$21.7

Adjusted income tax provision (benefit)	$3.8	$5.0	$8.8	$81.9	$(76.8)	$5.1

Adjusted (loss) income from continuing operations	$(46.7)	$29.2	$(17.5)	$(158.3)	$168.2	$9.9

Adjusted (loss) earnings per common share from continuing operations
Diluted	$(1.24)		$(0.46)	$(4.19)		$0.26

Adjusted weighted average shares outstanding
Diluted	37.7		37.7	37.8		38.0

*See Table Six

Table Six

IMATION CORP.
Non-GAAP Financial Measures
(In millions, except for per share amounts)
(Unaudited)

Operating (loss) income / Adjusted operating income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2011	2010	2011	2010
Operating (loss) income from continuing operations:	$(12.1)	$(43.8)	$(33.1)	$(69.7)
Restructuring and other
Restructuring	5.0	38.6	11.4	48.3
Facility disposal	-	-	7.0	-
Pension settlement	0.6	0.8	2.5	2.8
Acquisitions and integration	1.1	-	2.6	-
Long-term disability plan amendment	(2.0)	-	(2.0)	-
Litigation settlement	-	2.6	2.0	2.6
Goodwill impairment	-	-	1.6	23.5
Inventory write-downs related to restructuring programs included in cost of goods sold	7.6	14.2	9.1	14.2
Total adjustments	12.3	56.2	34.2	91.4
Adjusted operating income from continuing operations - Non-GAAP	$0.2	$12.4	$1.1	$21.7

Effect on diluted EPS:
(Loss) income from continuing operations	$(0.34)	$(3.63)	$(1.24)	$(4.19)
Restructuring and other
Restructuring	0.13	0.68	0.31	0.90
Facility disposal	-	-	0.19	-
Pension settlement	0.02	-	0.07	-
Acquisitions and integration	0.03	-	0.07	-
Long-term disability plan amendment	(0.05)		(0.05)
Litigation settlement	-	0.04	0.05	0.04
Goodwill impairment	-	-	0.04	0.37
Inventory write-downs	0.20	0.23	0.24	0.23
Deferred tax asset valuation	-	2.77	-	2.78
Reversal of net operating loss carryforward valuation	(0.13)	-	(0.13)	-
Tax provision related to cash repatriation	-	0.13	-	0.13
Adjusted diluted EPS - Non-GAAP	$(0.14)	$0.22	$(0.46)	$0.26

EBITDA:
Operating income	$(12.1)	$(43.8)	$(33.1)	$(69.7)
Depreciation	2.3	4.8	10.7	18.2
Amortization	7.2	5.9	26.0	23.6
EBITDA	$(2.6)	$(33.1)	$3.6	$(27.9)
Restructuring and other	4.7	39.4	21.5	51.1
Litigation settlement	-	2.6	2.0	2.6
Goodwill impairment	-	-	1.6	23.5
Inventory write-downs related to restructuring programs included in cost of goods sold	7.6	14.2	9.1	14.2
Total adjustments	12.3	56.2	34.2	91.4
Adjusted EBITDA	$9.7	$23.1	$37.8	$63.5

EBITDA is defined as operating income less depreciation and amortization. Adjusted EBITDA is defined as EBITDA before goodwill, litigation settlement, restructuring and other, and inventory write-downs related to restructuring programs included in cost of goods sold.

The Non-GAAP financial measurements (adjusted operating income (loss) from continuing operations, adjusted diluted EPS, EBITDA, adjusted EBITDA) are provided to assist in understanding the impact of certain items on Imation's actual results of operations when compared with prior periods. Management believes this will assist investors in making an evaluation of Imation's performance against prior periods on a comparable basis by adjusting for these items. Management understands that there are material limitations on the use of Non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. These Non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from Non-GAAP measures used by other companies. In addition, these Non-GAAP measures are not based on any comprehensive set of accounting rules or principles. This information should not be construed as an alternative to the reported results, which have been determined in accordance with accounting principles generally accepted in the United States of America.

CONTACT:
Imation Corp.
Scott Robinson, 651-704-4311
Email: srobinson@imation.com